Exhibit 3.2

FORM OF
AMENDMENT TO BYLAWS OF IDEC PHARMACEUTICALS CORPORATION
(to be effective upon completion of the merger)

        The Bylaws of IDEC Pharmaceuticals Corporation are hereby amended as follows:

        1.     Section 5 of Article V of the Bylaws is hereby amended and, as so amended, restated to read in its entirety as follows:

          Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors; provided, however, that until date that is the third anniversary of effective time of the merger, the affirmative vote, at a duly convened meeting of the Board of Directors, of at least 80% of the entire Board of Directors (excluding for this purpose directors who are then serving as an officer or employee of the corporation) shall be required (a) to remove William H. Rastetter, Ph.D. from the office of Executive Chairman or significantly diminish his position, authority, duties or responsibilities or (b) to remove James C. Mullen from the office of Chief Executive Officer or significantly diminish his position, authority, duties or responsibilities.

        2.     Section 1 of Article VIII of the Bylaws is hereby amended and, as so amended, restated to read in its entirety as follows:

          Section 1. These bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such meeting of the stockholders or the Board of Directors, as the case may be. Any such alteration, amendment, repeal or adoption must be approved by either the vote of the holders of a majority of the stock issued and outstanding and entitled to vote thereon or by a majority of the entire Board of Directors; provided, however, that until date that is the third anniversary of effective time of the merger, any such alteration, amendment, repeal or adoption by the Board of Directors must be approved by the affirmative vote of at least 80% of the entire Board of Directors (excluding for this purpose directors who are officers or employees of the corporation) if it would amend or modify, or be inconsistent with, the requirements specified in Section 5 of Article V of these Bylaws (a) to remove William H. Rastetter, Ph.D. from the office of Executive Chairman or significantly diminish his position, authority, duties or responsibilities or (b) to remove James C. Mullen from the office of Chief Executive Officer or significantly diminish his position, authority, duties or responsibilities.